Exhibit 99.1

Norfolk Southern Corporation, 650 W. Peachtree Street NW, Atlanta, Ga. 30308

FOR IMMEDIATE RELEASE

Norfolk Southern announces CEO transition

Jim Squires to retire in May 2022; Alan Shaw named successor

ATLANTA, December 2, 2021 – Norfolk Southern Corporation (NYSE: NSC) today announced that Chairman and CEO James A. Squires plans to retire on May 1, 2022, at which time Executive Vice President and Chief Marketing Officer Alan H. Shaw will become CEO. As part of the company’s planned succession process, the board of directors has elected Shaw to the role of president, effective immediately. The company’s executive leadership team now reports to Shaw.

“Jim is retiring at the top of his game,” said Steven F. Leer, Norfolk Southern’s lead independent director. “Thanks to Jim’s leadership, Norfolk Southern has a strong foundation for continued success. During his tenure he has increased shareholder value by more than $30 billion, implemented precision scheduled railroading, led the company through a freight recession and global pandemic, and brought company leadership together in a new, state-of-the-art Atlanta headquarters.”

“This is the right moment for a leadership transition,” said Squires. “The company is in rock-solid position, I’ve accomplished what I set out to achieve, and our board of directors has identified the right leader in Alan Shaw to guide Norfolk Southern in its next chapter of success and value creation.”

Squires and Shaw will continue to work closely together over the next five months to complete a smooth transition.

“Alan has a unique combination of skills and experience that prepare him to lead the company,” Squires said. “He’s a veteran railroader who understands operations and will drive continued improvement in service and efficiency. At the same time, he has an unparalleled understanding of our customers and the markets we serve, as well as the vision to grow shareholder value in our competitive, rapidly evolving industry.”

Shaw is one of the freight industry’s most respected leaders, with 27 years of experience at Norfolk Southern in marketing, operations, and finance. He was appointed CMO in May 2015, and under his leadership the company has built the strongest intermodal franchise in the eastern United States, positioning it for growth in consumer-oriented, service-sensitive markets. He is responsible for innovations in customer-facing technology, sustainability, and new product offerings.

Shaw earned a BS in Aerospace Engineering and an MBA from Virginia Tech, and completed the General Management Program at Harvard Business School. He is a Chartered Financial Analyst.

“I look forward to working with Jim, our board of directors, and the entire team at Norfolk Southern to provide superior service to our customers, create compelling value for shareholders, and build on the momentum of our improving operating ratio,” Shaw said.

Demonstrating its comprehensive succession plan and deep bench of executive talent, the company also announced that Ed Elkins, vice president of industrial products, has been promoted to executive vice president and chief marketing officer.

Elkins joined Norfolk Southern in 1988 as a locomotive engineer. He served as group vice president for chemicals and group vice president for international intermodal before assuming his current role in 2018. Elkins, a veteran of the U.S. Marine Corps, graduated from the University of Virginia’s College at Wise and earned an MBA from Old Dominion University. He completed the General Management Program at Harvard Business School.

“Ed is an experienced, innovative, and trusted leader who will step seamlessly into the role of CMO and be a strong addition to the executive leadership team,” said Squires.

James “Leggett” Kitchin, currently group vice president of domestic intermodal marketing and sales, will succeed Elkins as vice president of industrial products. These appointments are also effective immediately.

Jeff Heller, vice president of intermodal and automotive, will retire from the company after a distinguished 27-year career on March 1, 2022. Shawn Tureman, currently group vice president of industrial products / chemicals, becomes group vice president of intermodal and automotive effective immediately and will succeed Heller as vice president upon his retirement.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and cost-effective shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

Norfolk Southern Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Meghan Achimasi, 470-867-4807

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